Sharecare appoints Brent Layton to board of directors

ATLANTA – Jan. 11, 2023 – Sharecare, Inc. (Nasdaq: SHCR) (“Sharecare”), the digital health company that helps people manage all their health in one place, has appointed healthcare industry veteran and retiring Centene Corporation executive Brent Layton to its board of directors and Audit Committee, effective today.

Mr. Layton has more than 30 years of experience with increasing responsibility in the healthcare and public policy sectors, with extensive expertise in creating, scaling, and operating business in a highly regulated environment. Currently serving as senior advisor to the CEO at Centene Corporation, Mr. Layton plays a pivotal role in developing and expanding key strategic partnerships for the company and driving its business development strategy.

"Brent’s experience in managed care and government-sponsored plan architecture and delivery will be invaluable as we continue our mission to help people live happier, healthier lives, no matter where they are on their well-being journey," said Jeff Arnold, co-founder, chairman, and CEO of Sharecare. “As we approach our third year as a publicly traded company, Brent’s leadership and counsel will help us better serve our members as well as our health plan and government partners, and, ultimately, benefit our shareholders.”

Previously, Mr. Layton served as president and chief operating officer for Centene Corporation where he oversaw the company's healthcare offerings, including 31 State Medicaid Health plans, the nation's largest Exchange provider, Ambetter, and the WellCare brand of Medicare products, and was a member of the Office of the CEO. Since joining Centene in 2006, he has overseen the development and implementation of new health plans in more than 25 states, provided strategic guidance to state governments to help them develop effective Medicaid solutions, and developed new business contracting with providers and health systems where he led the company's effort in value-based purchasing.

“I’m excited to work with Sharecare as they realize their vision to optimize and improve the healthcare experience for all stakeholders, including and especially those who need better access to care,” said Layton. “It is a privilege to join the team at such a pivotal juncture in which government continues to look at ways to expand digital health solutions to advance health equity and improve outcomes.”

About Sharecare
Sharecare is the leading digital health company that helps people – no matter where they are in their health journey – unify and manage all their health in one place. Our comprehensive and data-driven virtual health platform is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide well-being by driving positive behavior change. Driven by our philosophy that we are all together better, at Sharecare, we are committed to supporting each individual through the lens of their personal health and making high-quality care more accessible and affordable for everyone. To learn more, visit www.sharecare.com.

Media Relations:
Jen Martin Hall
jen@sharecare.com

Investor Relations:
Bob East, Westwicke
SharecareIR@westwicke.com